UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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COGENT COMMUNICATIONS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COGENT COMMUNICATIONS HOLDINGS, INC.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

March 30, 2015

Dear Stockholder:

On November 5, 2014, the Board of Directors of the Company announced that on November 3, 2014, it had amended and restated the Bylaws of the Company to add Article 62, stipulating the forum for certain types of litigation, and Article 63, concerning litigation costs (the “Amendments”).

On March 27, 2015, certain stockholders of the Company filed a complaint (the “Complaint”) in the Court of Chancery of the State of Delaware challenging the authority of the Company’s Board of Directors to adopt the Amendments.

On March 30, 2015, in response to the concerns raised by the stockholders in the Complaint, the Board of Directors of the Company voted to rescind its prior action of November 3, 2014 and remove the Amendments from the Bylaws of the Company.

This action by the Board of Directors renders moot the non-binding advisory votes sought by the Board of Directors on Proposal 3, a non-binding advisory vote to approve the amendment to the Bylaws at Article 62, and Proposal 4, a non-binding advisory vote to approve the amendment to the Bylaws at Article 63, both as previously announced in the Company’s proxy statement in connection with the 2015 annual meeting of stockholders, as filed with the Securities and Exchange Commission on March 19, 2015.

As a result, the Board of Directors of the Company has decided to withdraw Proposal 3 and Proposal 4 from the agenda for the annual meeting of stockholders scheduled for April 16, 2015, and will no longer seek stockholder approval of Proposal 3 or Proposal 4.

Stockholders do not need to take any action if they have already voted their shares for the annual meeting and included instruction for how to vote on Proposal 3 and Proposal 4.  Votes on all other proposals will be tabulated as instructed, and the votes cast on Proposal 3 and Proposal 4 will be disregarded.  No new proxy cards are being distributed.

The annual stockholder meeting will be held at 9:00 a.m. on April 16, 2015 at The Company’s offices at 1015 31st Street, NW, Washington, D.C. 20007.

Sincerely,

/s/David Schaeffer
David Schaeffer
Chairman, President and Chief Executive Officer